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EXHIBIT 23.2

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2004, except for the second, third and fourth paragraphs in Note 1, which appear in the consolidated financial statements in the Company's Form S-1 dated February 9, 2005 and are not presented herein, as to which the date is December 13, 2004; and except for the revisions of classifications disclosed in Note 2 as to which the date is March 30, 2005, relating to the consolidated financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003 of Loudeye Corp., which appears in Loudeye Corp.'s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington
May 31, 2005